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                                                                   EXHIBIT 10.1


GLOBAL PREFERRED HOLDINGS, INC.
LETTERHEAD

December 28, 2001

Mr. S. Hubert Humphrey, Jr.
Mr. Thomas W. Montgomery
World Leadership Group
3975 Johns Creek Court
Suite 100
Suwanee, GA  30024

         RE: GLOBAL PREFERRED HOLDINGS, INC.

Gentlemen:

         This letter confirms the agreement between Global Preferred Holdings, Inc. (the "Company") and each of you regarding your service to the Company and its wholly-owned subsidiary, Global Preferred Re (the "Subsidiary"), as officers and directors of the Company and the Subsidiary.

         You have advised the Company of your resignations as executive officers of the Company and the Subsidiary effective as of the close of business on December 28, 2001, and with respect to Mr. Humphrey, your resignation as Director and Chairman of the Board of the Company and Director and Chairman of the Board of the Subsidiary. It is our understanding that Mr. Montgomery has agreed to continue to serve as a Director of both the Company and the Subsidiary. The Company accepts these resignations.

         In recognition of your years of dedicated service and invaluable contributions to the growth and nurturing of the Company and the Subsidiary, the Company desires and agrees to undertake the following:

         (i) To Mr. Humphrey, in recognition of his valuable leadership as Chairman of the Board and Chief Executive Officer of the Company and as Chairman of the Board and Chief Executive Officer of Global Preferred Re, and subject to approval by the Board of Directors of the Company, the Company agrees to grant to Mr. Humphrey, upon successful completion of a firm commitment underwritten registered public offering of common stock by the Company, provided such offering is completed before December 31, 2003, options to purchase 100,000 shares of the Company's common stock which shall be exercisable for a period of five (5) years at an exercise price equal to the initial offering price of shares sold in such public offering. The 100,000 options may, at the Company's election, be granted in one option or divided into two or more substantially identical options, totaling 100,000 shares, in the aggregate; and

         (ii) To Mr. Montgomery, in recognition of his years of service and dedication as Executive Vice President and Secretary of the Company and as Executive Vice-President of the Subsidiary, and subject to approval by the Board of Directors of the Company, the Company agrees to grant Mr. Montgomery, upon successful completion of a firm commitment underwritten registered public offering of common stock by the Company, provided such offering is completed before December 31, 2003, an option to purchase 35,000 shares of the Company's common stock pursuant to terms and provisions of the Company's Directors Plan, as such plan, and the terms thereof, are approved by the Board of Directors of the Company.


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         Please acknowledge the understanding and agreement stated above by executing a copy of this letter and returning the original executed copy to me while retaining copies for your records.

Thank you again for your years of dedicated support of the Company.


Very truly yours,

/s/ Joseph F. Barone
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Joseph F. Barone
Director

/s/ Edward F. McKernan
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Edward F. McKernan
President and Chief Financial Officer



Agreed and acknowledged on this 28 day of December 2001.


/s/ S. Hubert Humphrey, Jr.
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S. Hubert Humphrey, Jr.


/s/Thomas W. Montgomery
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Thomas W. Montgomery


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